2825 Wilderness Place
Boulder, Colorado 80301
Tel 303 569 6451
Fax 303 530 1296
www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc.
Gordon Link
Chief Executive Officer
303 569 6451
glink@tapestrypharma.com

For Immediate Release

Tapestry Receives Nasdaq Delisting Notice

Boulder, Colo., April 8, 2008 – Tapestry Pharmaceuticals, Inc. (NASDAQ: TPPH) today announced that it had received a letter from the Nasdaq Stock Market (“Nasdaq”) formally notifying it that Nasdaq has not received Tapestry’s Form 10-K for the period ended January 2, 2008, as required by Marketplace Rule 4310(c)(14) and that unless appealed, trading in Tapestry’s common stock will be suspended. Tapestry does not intend to appeal this determination. As a result, trading of Tapestry’s common stock will be suspended at the opening of business on April 11, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove our securities from listing and registration on the Nasdaq Stock Market.

Nasdaq has advised Tapestry that Tapestry’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or the “Pink Sheets”; however, it may become eligible if a market maker makes application to register in and quote it in accordance with SEC Rule 15c2-11 and such application is cleared. Tapestry is attempting to work out settlements with its creditors at this time, but there is no assurance that Tapestry will be able to avoid bankruptcy.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of proprietary therapies for the treatment of cancer. Tapestry’s lead candidate, TPI 287 is in multiple Phase 2 clinical studies funded by a development partner.

For more information about Tapestry and its technologies, visit Tapestry’s website at www.tapestrypharma.com.

Forward Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects,” “hopes,” “plans” or comparable terminology or by discussions of strategy. Such forward-looking statements include the statements that suggest that the Company may work out settlements with its creditors or that there may be clinical benefit in TPI 287. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that we have no cash to pursue any of our objectives in bankruptcy and may be forced to liquidate without realizing any value for our intellectual property or other assets. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the periods ended September 27, 2007. The Company cautions investors not to place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Chief Executive Officer, at 303 569 6451.

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